Exhibit 5.2

Address: 18th Floor, Block A, Huidu Building, No. 126 Xuefu Street, Taiyuan City, Shanxi Province

Tel: 0351-4060146, 0351-4060974, 0351-4060971      Fax: 0351-4065446

To: ORANCO INC.

RE: PRC Legal Opinion on Certain PRC Law Matters

7th July 2023

Dear Sirs or Madams:

We are lawyers qualified in the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the PRC Laws (as defined in Section 1). For the purpose of this legal opinion (this “Opinion”), the PRC does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region, and Taiwan.

We act as PRC counsel to Oranco Inc. (the “Company”), a company incorporated under the laws of Nevada, in connection with (i) the proposed initial public offering (the “Offering”) by the Company of the shares of common stock (“Shares”), in accordance with the Company’s registration statement on Form S-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 (as amended), and (ii) the Company’s proposed listing of the Shares on the NASDAQ Capital Market ((i) and (ii) above, collectively, the “Transactions”).

In so acting, we have examined the Registration Statements, the originals or copies of documents and such other documents, corporate records, certificates issued by Governmental Agencies (as defined below) in the PRC provided to us by the Company and officers of the Company, and/or the PRC Subsidiaries (as defined below) and other instruments as we have considered necessary, advisable or desirable for the purpose of rendering this Opinion (collectively the “Documents”).

In examining the Documents and for the purpose of giving this Opinion, we have assumed: (1) the truthfulness, accuracy and completeness of each and all of factual representations, warranties and statements of the Company and the PRC Subsidiaries contained in the Documents as of the date of this Opinion (other than those with respect to which we express our opinion); (2) the genuineness of all the signatures, seals and chops and the authenticity of the Documents submitted to us as originals, and the conformity with authentic original documents submitted to us as copies; (3) the truthfulness, accuracy and completeness of all corporate minutes and resolutions of or in connection with the PRC Subsidiaries as they were presented to us; (4) the truthfulness, accuracy and completeness of all factual statements in the Documents and all other factual information provided to us by each of the Company and the PRC Subsidiaries in response to our inquiries for the purposes of this Opinion; (5) that the Documents which have been presented to us remain in full force and effect up to the date of this Opinion and have not been revoked, amended, varied or supplemented, except as noted therein; (6) that the Company and the PRC Subsidiaries have not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part; (7) that all parties thereto, other than the PRC Subsidiaries, have the requisite power and authority to enter into, and have duly executed, delivered and/or issued those Documents to which they are parties, and have the requisite power and authority to perform their obligations thereunder; (8) that all Governmental Authorizations and other official statement or documentation were obtained from competent PRC Authorities by lawful means; and (9) the due compliance with, and the legality, validity, effectiveness and enforceability of the Documents under, all laws other than the PRC Laws.

Address: 18th Floor, Block A, Huidu Building, No. 126 Xuefu Street, Taiyuan City, Shanxi Province

Tel: 0351-4060146, 0351-4060974, 0351-4060971      Fax: 0351-4065446

Section 1: The following terms as used in this Opinion are defined as follows:

“Government Agency”	means any competent government authorities, courts, arbitration commissions, or regulatory bodies of the PRC. “Governmental Agencies” shall be construed accordingly.

“Governmental Authorization”

means any approval, consent, permit, authorization, filing, registration, exemption, waiver, endorsement, annual inspection, qualification and license required by the applicable PRC Laws to be obtained from any Governmental Agency.

“M&A Rules”

means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration of Industry and Commerce, China Securities Regulatory Commission (“CSRC”) and the State Administration of Foreign Exchange of the PRC on August 8, 2006 and as amended by the Ministry of Commerce on June 22, 2009.

“PRC Subsidiaries”

means Fujian Jin’ou Trading Co., Ltd., Shanxi Huaxin Wine Industry Development Co., Ltd., Shanxi Jinqiang Wine Co., Ltd., Beijing Huaxin Tianchuang Enterprise Management Consulting Co., Ltd., and Guangzhou Silicon Technology Co., Ltd.

“PRC Laws”	means any and all laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

Capitalized terms used herein and not otherwise defined herein shall have the same meanings described in the Registration Statement.

Section 2: Based upon and subject to the foregoing and subject to the qualifications set out below, we are of the opinion that:

(1)	Incorporation and Existence of the PRC Subsidiaries. The PRC Subsidiaries have been duly incorporated and are validly existing as limited liability companies and have legal person status under the PRC Laws, and their business license and articles of association are in full force and effect under and in compliance with the PRC Laws. All the equity interests of the PRC Subsidiaries are legally owned by their shareholders as the shareholding status set forth in Schedule I hereto, and to the best of our knowledge, after due and reasonable inquiries, such equity interests are free and clear of all security interest, encumbrances, mortgage, pledge, liens, equities or claims. To the best of our knowledge, after due and reasonable inquiries, there are no outstanding rights, warrants, or options to acquire or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in any of the PRC Subsidiaries. All Governmental Authorizations required for the ownership by the shareholders of their equity interests in the PRC Subsidiaries have been duly obtained.

Address: 18th Floor, Block A, Huidu Building, No. 126 Xuefu Street, Taiyuan City, Shanxi Province

Tel: 0351-4060146, 0351-4060974, 0351-4060971      Fax: 0351-4065446

(2)	Corporate Structure. The descriptions of the corporate structure of the PRC Subsidiaries set forth in the “Prospectus Summary—Corporate History and Our Corporate Structure” and “Business—Our Corporate Structure” sections of the Registration Statement are true and accurate, and nothing has been omitted from the such description which would make the same misleading in any material respect. To the best of our knowledge, after due and reasonable inquiries, the ownership structure of the PRC Subsidiaries is not in violation of, and immediately after the consummation of the Transactions will not result in violation of, any PRC Laws currently in effect, and no Governmental Authorization or any other necessary steps required under the PRC Laws other than those already obtained is required under the existing PRC Laws for the establishment of such shareholding structures.

(3)	M&A Rules. The M&A Rules, in particular the relevant provisions thereof, purport, among other things, to require offshore special purpose vehicles formed for the purpose of obtaining a stock exchange listing outside of the PRC and controlled directly or indirectly by Chinese companies or natural persons, to obtain the approval of the CSRC prior to the listing and trading of their securities on any stock exchange located outside of PRC.

According to the “M & A Rules,” equity mergers and acquisitions refer to foreign investors (including Hong Kong investors) purchasing the equity of shareholders of domestic non-foreign-invested enterprises so that domestic non-foreign-invested enterprises are changed into foreign-invested enterprises. Fujian Jin’ou was originally a foreign-invested enterprise when it was established, and Sure Rich Investment (Group) Limited acquisition of Fujian Jin’ou from Nikjak Enterprise Limited is not an equity merger as stipulated in the “M & A Rules.”

Based on our understanding of the PRC Laws, we are of the opinion that the CSRC’s approval is not required for the Transactions, including, but not limited to, the listing and trading of the Company’s Shares on the NASDAQ Capital Market.

(4)	Enforceability of Civil Procedures. There is uncertainty as to whether the courts of the PRC would: (i) recognize or enforce judgments of United States courts obtained against the Company or directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (ii) entertain original actions brought in each respective jurisdiction against the Company or directors or officers of the Company predicated upon the securities laws of the United States or any state in the United States.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. The PRC does not have any treaties or other agreements with the United States or the British Virgin Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against the Company or the directors and officers of the Company if they decide that the judgment violates the basic principles of PRC Laws or national sovereignty, security, or public interest.

(5)	Taxation. Any statements in the Registration Statement, insofar as they constitute statements of PRC tax law, are accurate in all material respects, and such statements constitute our opinion.

Address: 18th Floor, Block A, Huidu Building, No. 126 Xuefu Street, Taiyuan City, Shanxi Province

Tel: 0351-4060146, 0351-4060974, 0351-4060971      Fax: 0351-4065446

(6)	Statements in Registration Statement and the Prospectus. The statements in the Registration Statement and the Prospectus under the headings “Cover Page,” “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Dividend Policy,” “Enforceability of Civil Liabilities,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Management,” “Certain Relationships and Related Party Transactions” and “Legal Matters” (other than the financial statements and related schedules and other financial data contained therein to which we express no opinion), to the extent such statements relate to matters of the PRC Laws or documents, agreements or proceedings governed by the PRC Laws, are accurate in all material respects, and nothing has been omitted from such statements which would make the statements, in light of the circumstance under which they were made, misleading in any material aspect.

(7)	Oranco will be required to file a registration with the CSRC in connection with the Transactions.

(8)

On February 17, 2023, the CSRC issued the “Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies” (hereinafter referred to as the “Trial Measures”). According to the Trial Measures, the Transactions involve the indirect overseas issuance of securities and listing of the PRC companies. The overseas issuer should designate a main domestic operating entity to fulfill the filing obligation with the CSRC.

According to the “Notice on the Arrangements for the Filing Management of Domestic Companies’ Overseas Issuance and Listing” (“Notice”) issued by the CSRC, as of the date of implementation of the “Trial Measures,” which is March 31, 2023, domestic companies that have submitted valid applications for overseas issuance and listing but have not obtained approval from overseas regulatory authorities or overseas securities exchanges can reasonably arrange the timing of filing applications and should complete the filing with the CSRC before the overseas issuance and listing are completed. According to the provisions of the “Notice,” in this transaction, Oranco has already submitted a registration application to the SEC before the implementation of the “Trial Measures,” but it has not become effective. The Chinese subsidiary can independently arrange the timing of filing with the CSRC and complete the filing before the issuance and listing are completed. As of now, Oranco has not yet completed the issuance and listing, so all parties involved in the transaction have not violated any obligations under the “Trial Measures”. Oranco and the relevant parties to the Transactions must comply with their respective obligations under the Trial Measures before Oranco may complete the Offering.

Section 3: This Opinion is subject to the following qualifications:

(1)	This Opinion relates only to the PRC Laws, and we express no opinion as to any other laws and regulations. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement, therefore, will not be changed, amended, or replaced in the immediate future or in the longer term with or without retrospective effect;

(2)	We have not verified and express no opinion on the truthfulness, accuracy, and completeness of all factual statements expressly made in the Documents;

(3)	This Opinion is intended to be used in the context which is specifically referred to herein, and each section should be looked on as a whole regarding the same subject matter, and no part shall be extracted for interpretation separately from this Opinion;

Address: 18th Floor, Block A, Huidu Building, No. 126 Xuefu Street, Taiyuan City, Shanxi Province

Tel: 0351-4060146, 0351-4060974, 0351-4060971      Fax: 0351-4065446

(4)	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith, and fair dealing, applicable statutes of limitation, and the limitations by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation, and application of relevant PRC Laws;

(5)	Under the PRC legal or administrative or arbitration system, we have very limited access to the information about the current, pending or threatened legal, administrative or arbitration action, suit, proceeding or claim, regulatory or administrative inquiries or investigations, or other governmental decisions, rulings, orders, demands, actions or initiatives involving the PRC Subsidiaries, and are not able to make exhaustive inquiry of the current, pending or threatened legal, administrative or arbitration action, suit, proceeding or claim, regulatory or administrative inquiries or investigations, or other governmental decisions, rulings, orders, demands, actions or initiatives.

This opinion has been prepared for use in connection with the Registration Statement We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement and to the use of our firm’s name under the captions “Cover Page,” “Prospectus Summary,” “Enforceability of Civil Liabilities,” “Risk Factors” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose co nsent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

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Address: 18th Floor, Block A, Huidu Building, No. 126 Xuefu Street, Taiyuan City, Shanxi Province

Tel: 0351-4060146, 0351-4060974, 0351-4060971      Fax: 0351-4065446

Signature Page

Yours faithfully,

Zhonglun W&D Taiyuan Law Firm